Exhibit 23.3
KPMG LLP
Suite 1500
750 B Street
San Diego, CA 92101
Consent of Independent Registered Public Accounting Firm
The Members
Station Ventures Holdings, LLC:
We consent to the use of our report dated March 9, 2005 with respect to the financial statements of Station Ventures Holdings, LLC, which report appears in the December 31, 2004 annual report on Form 10-K of LIN Television Corporation and LIN TV Corp., incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
San Diego, California
November 4, 2005